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                                                                   EXHIBIT 11(b)

                            Blue Wave Systems Inc.

                  Computation of Per Share Net Income (Loss)
                   (in thousands, except per share amounts)

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
                                                                                               Six Months Ended
                                                                                                December 31,
                                                                                            1999              1998
                                                                                          --------          --------
Basic Net Income (Loss) Per Share:
 Net income (loss) applicable to common stock                                             $   870          $  (741)
                                                                                          =======          =======

 Weighted average shares outstanding                                                       14,020           13,021

Basic net income (loss) per share                                                         $  0.06          $ (0.06)
                                                                                          =======          =======

Diluted Net Income (Loss) Per Share:

 Weighted average shares outstanding                                                       14,020           13,021

 Effect of common stock equivalents:
  Options granted                                                                           1,056              N/A
  Weighted average exercised options and warrants outstanding for portion of
   period, net of equivalent shares purchased at average fair market value                    408              N/A
  Effect of using option proceeds to repurchase common stock at
   average fair market value                                                                 (316)             N/A
                                                                                          -------          -------
    Total common stock equivalents                                                          1,148                -
                                                                                          -------          -------
Weighted average diluted shares outstanding                                                15,168           13,021
                                                                                          -------          -------

Diluted net income (loss) per share                                                       $  0.06          $ (0.06)
                                                                                          =======          =======
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